American Enterprise.Com Announces Merger

Tampa, Fla.- -(BUSINESS WIRE)- - August 29, 2002- -American Enterprise.Com, Corporation ("AMER" or "the Company") (OTCBB:AMER) announced today that it has signed a Letter of Intent to acquire 100% of the outstanding stock of HealthCentrics, Inc., after AMER emerges from Chapter 11 reorganization proceedings. HealthCentrics shareholders will receive one share of AMER for each share of HealthCentrics.

AMER plans to complete its reorganization in October 2002. The Plan of Reorganization contemplates that AMER will emerge from reorganization with no significant debt. Further, the existing publicly traded stock will not be compromised. Accordingly, there will be no reverse split or cancellation of the existing AMER stock. The acquisition of HealthCentrics by AMER is subject to the parties concluding a definitive agreement, and approval by the Bankruptcy Court.

HealthCentrics is a healthcare Application Service Provider (ASP) that markets HealthCentrics 3.0, a web-native and browser-based practice management application to third-party billing companies, practice management organizations, payers, hospitals, and physician organizations. For additional information please visit the Web site at www.HealthCentrics.com

The information set forth in this report relates to future events and expectations and as such constitutes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions in this report are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report.

CONTACT:	American Enterprise.Com, Corporation, Tampa
		John Stanton, President and CEO
		bmercer@exit8group.com